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Pricing Supplement No. U138
To the Underlying Supplement dated September 14, 2009,
Product Supplement No. U-I dated March 31, 2010,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 April 30, 2010

$2,542,000 7.00% per annum Callable Yield Notes due May 5, 2011 Linked to the Performance of the S&P® 500 Index and the United States Oil Fund, LP

General

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The securities are designed for investors who are mildly bearish, neutral or mildly bullish on the Underlyings. Investors should be willing to lose some or all of their investment if a Knock-In Event occurs with respect to either Underlying. Any payment on the securities is subject to our ability to pay our obligations as they become due.

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The interest payments will be paid quarterly at a rate of 7.00% per annum, calculated on a 30/360 basis, subject to Early Redemption.

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Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing May 5, 2011.†

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities priced on April 30, 2010 (the "Trade Date") and are expected to settle on May 5, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
Underlyings:	Each Underlying is identified in the table below, together with its Bloomberg symbol, Initial Level and Knock-In Level:
	Underlying	Ticker	Initial Level	Knock-In Level
	S&P 500 Index ("SPX")	SPX	1,186.69	771.3485
	United States Oil Fund, LP ("USO")	USO	41.33	26.8645
Interest Rate:	7.00% per annum, calculated on a 30/360 basis.
Interest Payment Dates:
Unless redeemed earlier, interest will be paid quarterly in arrears on August 5, 2010, November 5, 2010, February 5, 2011 and the Maturity Date, subject to the modified following business day convention. No interest will accrue or be payable following an Early Redemption.
Redemption Amount:
The Redemption Amount of the securities you will be entitled to receive will depend on the individual performance of each Underlying and whether a Knock-In Event occurs. If the securities are not subject to Early Redemption, the Redemption Amount will be determined as follows:
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If a Knock-In Event occurs during the Observation Period, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. In this case, the maximum Redemption Amount will equal the principal amount of the securities, but the Redemption Amount may be less than the principal amount of the securities and you could lose your entire investment.
	•	If a Knock-In Event does not occur during the Observation Period, the Redemption Amount will equal the principal amount of the securities.
Any payment you will be entitled to receive at maturity is subject to our ability to pay our obligations as they become due.
Early Redemption:
The Issuer may redeem the securities in whole, but not in part, on any Interest Payment Date occurring on or after August 5, 2010 upon at least five business days notice at 100% of the principal amount of the securities, together with the interest payable on that Interest Payment Date and any remaining Interest Payment Dates.
Knock-In Event:	A Knock-In Event occurs if the closing level of either Underlying reaches or falls below its Knock-In Level on any trading day during the Observation Period.
Knock-In Level:	The Knock-In Level for each Underlying is set forth in the table above.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
	Final Level - Initial Level Initial Level	, subject to a maximum of zero
Initial Level:	For each Underlying, as set forth in the table above.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date. The closing level for the USO is subject to adjustment, as described in the accompanying product supplement.
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Valuation Date:†	May 2, 2011
Maturity Date:†	May 5, 2011
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EUT9

† Subject to postponement if the scheduled Maturity Date is not a business day or the scheduled Valuation Date is not an underlying business day and in the event of a market disruption event as described in the accompanying product supplement under "Description of the Securities—Market disruption events."

Investing in the securities involves a number of risks. See "Selected Risk Considerations" in this pricing supplement and "Risk Factors" beginning on page PS-3 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer

Per security	$1,000.00	$0.00	$1,000.00

Total	$2,542,000.00	$0.00	$2,542,000.00

(1) For more detailed information, please see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC ("CSSU"), is our affiliate. For more information, see "Supplemental Plan of Distribution (Conflicts of Interest)" on the last page of this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee

Notes	$2,542,000.00	$181.24

Credit Suisse

April 30, 2010

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated September 14, 2009, the product supplement dated March 31, 2010, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Underlying supplement dated September 14, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909008321/a2194364z424b2.htm

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  Product supplement No. U-I dated March 31, 2010:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746910003099/a2197786z424b2.htm

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  Prospectus supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

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  Prospectus dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Credit Suisse. This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the product supplement and "Selected Risk Considerations" in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for each $1,000 Principal Amount

The tables and examples below illustrate hypothetical Redemption Amounts payable at maturity and, in the case of the tables, total payments over the term of the securities (which include both payments at maturity and the total interest paid on the securities) on a $1,000 investment in the securities for a range of Lowest Performing Underlying Returns, both in the event a Knock-In Event does not occur and in the event a Knock-In Event does occur. The tables and examples assume that the securities are not redeemed prior to maturity. In addition, the examples below assume that the Initial Level is 1200 for SPX and $40 for USO. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any interest. The Redemption Amounts and total payment amounts set forth below are provided for illustration purposes only. The actual Redemption Amounts and total payments applicable to a purchaser of the securities will depend on several variables, including, but not limited to (a) whether the closing level of either Underlying is less than or equal to its respective Knock-In Level on any trading day during the Observation Period and (b) the Final Level of the Lowest Performing Underlying determined on the Valuation Date. It is not possible to predict whether a Knock-In Event will occur and, if so, whether and by how much the Final Level of the Lowest Performing Underlying will decrease in comparison to its Initial Level. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

TABLE 1: This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a Knock-In Event DOES NOT occur during the Observation Period.

Principal Amount of Securities	Lowest Performing Underlying Return	Redemption Amount (Knock-In Event does not occur)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000	50%	$1,000	$70.00	$1,070.00
$1,000	40%	$1,000	$70.00	$1,070.00
$1,000	30%	$1,000	$70.00	$1,070.00
$1,000	20%	$1,000	$70.00	$1,070.00
$1,000	10%	$1,000	$70.00	$1,070.00
$1,000	0%	$1,000	$70.00	$1,070.00
$1,000	-10%	$1,000	$70.00	$1,070.00
$1,000	-20%	$1,000	$70.00	$1,070.00
$1,000	-30%	$1,000	$70.00	$1,070.00

TABLE 2: This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a Knock-In Event DOES occur during the Observation Period.

Principal Amount of Securities	Lowest Performing Underlying Return	Redemption Amount (Knock-In Event occur)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000	50%	$1,000	$70.00	$1,070.00
$1,000	40%	$1,000	$70.00	$1,070.00
$1,000	30%	$1,000	$70.00	$1,070.00
$1,000	20%	$1,000	$70.00	$1,070.00
$1,000	10%	$1,000	$70.00	$1,070.00
$1,000	0%	$1,000	$70.00	$1,070.00
$1,000	-10%	$900	$70.00	$970.00
$1,000	-20%	$800	$70.00	$870.00
$1,000	-30%	$700	$70.00	$770.00
$1,000	-40%	$600	$70.00	$670.00
$1,000	-50%	$500	$70.00	$570.00

Example 1: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during the Observation Period; and the Final Level of the Lowest Performing Underlying is less than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
SPX	1200	1200 (100% of Initial Level)	1320 (110% of Initial Level)
USO	40	26 (65% of Initial Level)	26 (65% of Initial Level)

Since the closing level of USO reaches its Knock-In Level during the Observation Period, a Knock-In Event occurs. USO is also the Lowest Performing Underlying.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of USO – Initial Level of USO Initial Level of USO	; subject to a maximum of 0.00

= (26 - 40)/40 = -0.35

The Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 × (1 - 0.35) = $650.00

Example 2: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during the Observation Period; the Lowest Performing Underlying never reaches or falls below its Knock-In Level during the Observation Period; and the Final Level of the Lowest Performing Underlying is less than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
SPX	1200	780 (65% of Initial Level)	1320 (110% of Initial Level)
USO	40	30.80 (77% of Initial Level)	30.80 (77% of Initial Level)

Since the closing level of SPX reaches its Knock-In Level, a Knock-In Event occurs. USO is the Lowest Performing Underlying, even though its closing level never reaches or falls below its Knock-In Level during the Observation Period.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of USO – Initial Level of USO Initial Level of USO	; subject to a maximum of 0.00

= (30.80 - 40)/40 = -0.23

The Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 × (1 - 0.23) = $770.00

Example 3: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during the Observation Period; and the Final Level of the Lowest Performing Underlying is greater than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
SPX	1200	780 (65% of Initial Level)	1320 (110% of Initial Level)
USO	40	36 (90% of Initial Level)	48 (120% of Initial Level)

Since the closing level of SPX reaches its Knock-In Level during the Observation Period, a Knock-In Event occurs. SPX is also the Lowest Performing Underlying.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of SPX – Initial Level of SPX Initial Level of SPX	; subject to a maximum of 0.00

= (1320 - 1200)/1200 = 0.10

BUT 0.10 is greater than the maximum of 0.00, so the Underlying Return of the Lowest Performing Underlying is 0.00.

The Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 × (1 + 0.00) = $1,000.00

Example 4: A Knock-In Event does not occur.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
SPX	1200	924 (77% of Initial Level)	1320 (110% of Initial Level)
USO	40	31.20 (78% of Initial Level)	44 (110% of Initial Level)

Since the closing level of each Underlying did not reach or fall below its Knock-In Level, a Knock-In Event does not occur.

Therefore, the Redemption Amount equals $1,000.00.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

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  THE SECURITIES ARE NOT PRINCIPAL PROTECTED – An investment in the securities is not principal protected and you may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued or unpaid interest. If a Knock-In Event occurs during the Observation Period and the Final Level of the Lowest Performing Underlying is less than its Initial Level, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of the securities and you could lose your entire investment if the level of the Lowest Performing Underlying falls to zero. It is not possible to predict whether a Knock-In Event will occur and, if so, whether and by how much the Final Level of the Lowest Performing Underlying will decrease in comparison to its Initial Level. Any payment you will be entitled to receive at maturity is subject to our ability to pay our obligations as they become due.

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  THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS INTEREST, AT MATURITY OR UPON EARLY REDEMPTION – The securities will not pay more than the principal amount, plus interest, at maturity or upon early redemption. If the Final Level of each Underlying is greater than its respective Initial Level (regardless of whether a Knock-In Event has occurred), you will not receive the appreciation of either Underlying. The maximum amount payable with respect to the securities is $1,070.00 for each $1,000 principal amount of the securities.

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  THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Underlyings, the payment of any amount due on the securities, including any applicable interest payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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  IF A KNOCK-IN EVENT OCCURS, YOUR RETURN WILL BE BASED ON THE INDIVIDUAL PERFORMANCE OF THE LOWEST PERFORMING UNDERLYING – If a Knock-In Event occurs, your return will be based on the individual performance of the Lowest Performing Underlying. This will be true even if the closing level of the Lowest Performing Underlying never reached or fell below its Knock-In Level on any trading day during the Observation Period.

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  YOUR RETURN WILL BE NEGATIVE EVEN IF A KNOCK-IN EVENT OCCURS WITH RESPECT TO ONLY ONE UNDERLYING AND THE FINAL LEVEL OF ONLY ONE UNDERLYING REACHES OR FALLS BELOW ITS INITIAL LEVEL – Your return will be negative even if a Knock-In Event occurs with respect to only one Underlying and the Final Level of only one Underlying reaches or falls below its Initial Level. Even if the closing level of only one Underlying reaches or falls below its Knock-In Level on any trading day during the Observation Period, a Knock-In Event will have occurred.

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  THE SECURITIES ARE SUBJECT TO A POTENTIAL EARLY REDEMPTION – The securities are subject to a potential early redemption. The securities may be redeemed on any Interest Payment Date occurring on or after August 5, 2010 upon at least five business days notice. If the securities are redeemed prior to the Maturity Date, you will be entitled to receive the principal amount of your securities and any accrued but unpaid interest payable on that Interest Payment Date, together with the aggregate amount of interest that would have been payable on any remaining Interest Payment Dates. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.

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  SINCE THE SECURITIES ARE LINKED TO THE PERFORMANCE OF MORE THAN ONE UNDERLYING, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE LEVEL OF EACH UNDERLYING – Since the securities are linked to the performance of more than one Underlying, the securities will be linked to the individual performance of each Underlying. Because the securities are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, to the extent of the weightings of such components in the basket. However, in the case of securities linked to the lowest performing of each of two Underlyings, the individual performance of each Underlying would not be combined to calculate your return and the depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the lowest performing of the two Underlyings to which the securities are linked.

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  COMMODITY PRICES ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO A HIGH AND UNPREDICTABLE VOLATILITY IN THE UNITED STATES OIL FUND, LP – Market prices of the commodities and commodity futures contracts comprising the United States Oil Fund, LP tend to be highly volatile. Commodity market prices are not related to the value of a future income or earnings stream, as tends to be the case with fixed-income and equity investments, but are subject to rapid fluctuations based on numerous factors, including changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. The markets for many commodities is also highly cyclical. These factors may have a larger impact on commodity prices and commodity-linked instruments than on traditional fixed-income and equity securities. These variables may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. These and other factors may affect the price of the United States Oil Fund, LP, and thus the value of your securities, in unpredictable or unanticipated ways. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

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  GLOBAL ENERGY COMMODITY PRICES ARE PRIMARILY AFFECTED BY THE GLOBAL DEMAND FOR AND SUPPLY OF THESE COMMODITIES, BUT ARE ALSO SIGNIFICANTLY INFLUENCED BY SPECULATIVE ACTIONS AND BY CURRENCY EXCHANGE RATES – Prices for energy commodities, which includes crude oil, are affected by governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies and with respect to oil specifically, drought, floods, weather, government intervention, environmental policies, embargoes and tariffs. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of energy commodities. Sudden disruptions in the supplies of energy commodities, such as those caused by war, natural events, accidents or acts of terrorism, may cause prices of energy commodities futures contracts to become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing energy commodities, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. In particular, supplies of crude oil may increase or decrease depending on, among other factors, production decisions by the Organization of Oil and Petroleum Exporting Countries ("OPEC") and other crude oil producers. Crude oil prices are determined with significant influence by OPEC, which has the capacity to influence oil prices worldwide because its members possess a significant portion of the world's oil supply. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for energy commodities such as crude oil is generally linked to economic activity, and will tend to reflect general economic conditions.

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  THE SECURITIES ARE NOT SUBJECT TO REGULATION BY THE COMMODITY FUTURES TRADING COMMISSION – The proceeds to be received by us from the sale of the securities will not be used to purchase or sell any commodities futures contracts or options on futures contracts for your benefit. An investment in the securities thus does not constitute either an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these futures contracts (i.e., the securities will not constitute a direct or indirect investment by you in the futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the "CFTC." The Issuer is not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC's or any other non-U.S. regulatory authority's regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the securities will not be interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC's or any non-U.S. regulatory authority's regulatory protections afforded to persons who invest in regulated commodity pools.

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  THE PERFORMANCE OF THE UNITED STATES OIL FUND, LP MAY NOT FULLY REPLICATE THE PERFORMANCE OF THE PRICE OF WTI LIGHT, SWEET CRUDE OIL – United States Commodity Funds, LLC, the general partner of the United States Oil Fund, LP, is responsible for investing the assets of the United States Oil Fund, LP in accordance with the objectives and policies of the United States Oil Fund, LP. The assets of the United States Oil Fund, LP consist primarily of investments in futures contracts for light, sweet crude oil, other types of crude oil, heating oil, gasoline, natural gas, and other petroleum-based fuels that are traded on the New York Mercantile Exchange, ICE Futures or other U.S. and foreign exchanges (collectively, "oil futures contracts") and other oil interests such as cash-settled options on oil futures contracts, forward contracts for oil, and over-the-counter transactions that are based on the price of oil, other petroleum-based fuels, oil futures contracts and indices based on the foregoing (collectively, "other oil interests" and together with oil futures contracts, "oil interests"). The United States Oil Fund, LP seeks to achieve its investment objective by investing in a mix of oil futures contracts and other oil interests such that changes in the net asset value of the United States Oil Fund, LP will closely track the changes in the price of a specified oil futures contract (the "benchmark oil futures contract"). The United States Oil Fund, LP's general partner believes that the benchmark oil futures contract historically has exhibited a close correlation with the spot price of light, sweet crude oil. There is no assurance that the general partner of the United States Oil Fund, LP will successfully implement its investment strategy and there is a risk that changes in the price of United States Oil Fund, LP units will not closely track changes in the spot price of WTI light, sweet crude oil. This could happen if the price of the units does not correlate closely with the United States Oil Fund, LP's net asset value; changes in the United States Oil Fund, LP's net asset value do not closely correlate with changes in the price of the benchmark oil futures contract; or changes in the price of the benchmark oil futures contract do not closely correlate with changes in the cash or spot price of light, sweet crude oil.

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  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS – Your return on the securities will not reflect the return you would realize if you actually owned the Underlyings. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return based on the purchase of the Underlyings.

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  NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the components that comprise the Underlyings.

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  ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make anti-dilution adjustments for certain events affecting the shares of the United States Oil Fund, LP. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the United States Oil Fund, LP. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See "Description of the Securities—Anti-dilution adjustments for funds" in the accompanying product supplement.

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  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the levels of the Underlyings on any trading day during the Observation Period, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

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    the expected volatility of the Underlyings;

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    the time to maturity of the securities;

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    the Early Redemption feature;

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    interest and yield rates in the market generally;

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    supply and demand trends for crude oil;

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    investors' expectations with respect to the rate of inflation;

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    the occurrence of certain events to the United States Oil Fund, LP that may or may not require an anti-dilution adjustment;

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    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlyings, or markets generally and which may affect the prices of the Underlyings; and

    o
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

The Underlyings

We have derived all information regarding each Underlying contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We make no representation or warranty as to the accuracy or completeness of this publicly available information. The information on the Underlyings provided herein is just a summary and should be read together with the additional publicly available information. Information contained in the respective Underlying websites and the Bloomberg pages referenced below is not incorporated by reference herein.

The S&P 500® Index

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The S&P 500 Index is reported by Bloomberg under the ticker symbol "SPX." For further information on the S&P 500 Index, please refer to "The Reference Indices—The S&P Indices—The S&P 500® Index" in the accompanying underlying supplement.

United States Oil Fund, LP

The United States Oil Fund, LP, a Delaware limited partnership, is a commodity pool that issues units that may be purchased and sold on the NYSE Arca, Inc. The United States Oil Fund, LP was organized as a limited partnership under Delaware law on May 12, 2006. It is managed and controlled by United States Commodity Funds, LLC (the "general partner of the United States Oil Fund, LP"), formerly known as Victoria Bay Asset Management, LLC. The general partner of the United States Oil Fund, LP is a single member limited liability company formed in Delaware on May 10, 2006 that is registered as a commodity pool operator with the Commodity Futures Trading Commission and is a member of the National Futures Association.

Information provided to or filed with the SEC by the United States Oil Fund, LP pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 can be located by reference to SEC file numbers 333-153310 and 001-32834, respectively, through the SEC's website at http://www.sec.gov. The United States Oil Fund, LP is not a mutual fund or any other type of Investment Company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

The investment objective of the United States Oil Fund, LP is for changes in percentage terms of the net asset value of the units of United States Oil Fund, LP to reflect the changes in percentage terms of the spot price of West Texas Intermediate light, sweet crude oil delivered to Cushing, Oklahoma as traded on the New York Mercantile Exchange, less the United States Oil Fund, LP's expenses.

The units of the United States Oil Fund, LP (which we refer to as "shares of the United States Oil Fund, LP" for purposes of the accompanying product supplement) are listed on NYSE Arca, Inc. under the trading symbol "USO."

Historical Information

The following graphs set forth the historical performance of the S&P 500 Index based on the closing level of the S&P 500 Index from January 1, 2005 through April 30, 2010 and the historical performance of United States Oil Fund, LP based on the daily closing price (in U.S. dollars) of one share of the United States Oil Fund, LP from May 30, 2006 through April 30, 2010. The closing price of the United States Oil Fund, LP on April 30, 2010 was $41.33. The closing level of the S&P 500 Index on April 30, 2010 was 1186.69. We obtained the closing levels and closing prices below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. The levels of either of the Underlyings may decrease so that a Knock-In Event occurs and at maturity you will receive a Redemption Amount equal to less than the principal amount of the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due. We cannot give you any assurance that the closing levels of the Underlyings will remain above their respective Knock-In Levels during the Observation Period. If the closing level of either Underlying reaches or falls below its Knock-In Level on any trading day during the Observation Period, and the closing level of the Lowest Performing Underlying on the Valuation Date is less than its Initial Level, then you will lose money on your investment. For further information on the United States Oil Fund, LP, see "The United States Oil Fund, LP" herein and for further information on the S&P 500 Index see "The Reference Indices—The S&P Indices—The S&P 500® Index" in the accompanying underlying supplement.

Historical Performance of the
S&P 500® Index

Historical Performance of the
United States Oil Fund LP

Supplemental Information Regarding Certain United States Federal Income Tax Considerations

The amount of the stated interest rate on the security that constitutes interest on the Deposit (as defined in the accompanying product supplement) equals 0.96563%, and the remaining balance constitutes the Put Premium (as defined in the accompanying product supplement). Please refer to "Certain U.S. Federal Income Tax Considerations" in the accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will not receive a commission in connection with the sale of the securities. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

CSSU is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities. For further information, please refer to "Underwriting (Conflicts of Interest)" in the accompanying product supplement.

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